Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-122275, No. 333-111022, and No. 333-107266) and in the Registration Statements (Form S-3 No. 333-109101, No. 333-114148, No. 333-122580, No. 333-123652, No. 333-128518, No. 333-128519, No. 333-131975, and No. 333-133023) of Lions Gate Entertainment Corp. and in the related Prospectuses of our reports dated May 30, 2007, with respect to the consolidated financial statements of Lions Gate Entertainment Corp., Lions Gate Entertainment Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Lions Gate Entertainment Corp., included in this Annual Report (Form 10-K) for the year ended March 31, 2007.

/s/ ERNST & YOUNG LLP
Los Angeles, California
May 30, 2007